Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:01 PM 06/27/2008
FILED 06:01 PM 06/27/2008
SRV 080740505 — 2650153 FILE
CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CONEXANT SYSTEMS, INC.

Pursuant to Section 242 of
the General Corporation Law of the State of Delaware

     Conexant Systems, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:
     1. The name of the Corporation is Conexant Systems, Inc.
     2. This Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Amendment”) has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
     3. This Amendment amends Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation by deleting the first paragraph of Article FOURTH and substituting in lieu thereof the following new first and second paragraphs of Article FOURTH, to read in their entirety as follows:
“FOURTH: The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 125,000,000, of which 25,000,000 shares without par value are to be of a class designated Preferred Stock and 100,000,000 shares of the par value of $0.01 each are to be of a class designated Common Stock.
“Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each ten shares of the Common Stock issued and outstanding immediately prior to the Effective Time (the “Old Common Stock”) shall be automatically reclassified and combined into one validly issued, fully paid and non-assessable share of Common Stock, par value $0.01 per share, of the Corporation (the “New Common Stock”), without any action by the holder thereof. The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination. Shareowners who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by ten shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock as provided below. The Corporation shall, as determined by the Board of Directors, either (i) arrange for the disposition of fractional interests by those otherwise entitled thereto, by the mechanism of having (x) the transfer agent of the Corporation aggregate such fractional interests, (y) the shares resulting from the aggregation sold and (z) the net proceeds received from the sale allocated and distributed among the holders of the fractional interests as their respective interests appear or (ii) pay in cash, without interest, upon the surrender of certificates representing the Old Common Stock to the transfer agent for exchange, the fair value of Old Common Stock that would have been exchanged for fractional shares of New Common Stock if fractional shares had been issued in the reclassification and combination in an amount per share equal to the average daily closing price per share of Common Stock on the Nasdaq Global Select Market for the period of ten consecutive trading days ending on, and including, the date of the Effective Time. Each certificate that, prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, unless otherwise instructed by such holder, book-entry shares in lieu of a new certificate or certificates evidencing and representing the number of whole shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”
     4. This Amendment will become effective at 6:01 p.m. Eastern Time on Friday, June 27, 2008.
     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by its officer thereunto duly authorized, this 25th day of June, 2008.

CONEXANT SYSTEMS, INC.
By:	/s/ Mark D. Peterson
	Name:	Mark D. Peterson
	Title:	Senior Vice President, Chief Legal Officer and Secretary